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+--------+                                          +--------------------------+
| FORM 3 |                                          |       OMB APPROVAL       |
+--------+                                          +--------------------------+
                                                    |OMB Number:  3235-0104    |
                                                    |Expires: December 31, 2001|
                                                    |Estimated average burden  |
                                                    |hours per response....0.5 |
                                                    +--------------------------+


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of
                     the Investment Company Act of 1940

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1.  Name and Address of Reporting Person
Craig L. Stormer, Declaration of Trust Dated 7/25/95
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        (Last)                      (First)                        (Middle)

44225 Utica Road
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                                   (Street)

       Utica                     Michigan                         48318
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        (City)                      (State)                           (Zip)


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2. Date of Event Re-             4.   Issuer Name and Ticker or Trading Symbol
   quiring Statement
   (Month/Day/Year)                   Meridian National Corporation            MRCO
    09/01/99                          -------------------------------------------------
------------------------------   5.   Relationship of Reporting Person to Issuer
3. IRS Identification -                     (Check all applicable)
   Number of                              Director                 x   10% Owner
   Reporting Person                ------                        ------
   (voluntary)                            Officer (give                 Other
                                   ------  title below)          ------ (specify
                                                                          below)
                     -----------------------------------------------
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6.  If Amendment, Date of Original          7. Individual or Joint/Group
    (Month/Day/Year)                           Filing (Check Applicable Line)
                                            X  Form filed by One Reporting Person
                                           ----
                                               Form filed by More than One Reporting Person
                                           ----
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            TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
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1. Title                                         2. Amount of Securities           3. Ownership        4. Nature of Indirect
   of                                               Beneficially Owned                Form: Direct        Beneficial Ownership
   Security                                         (Instr. 4)                        (D) or Indirect     (Instr. 5)
   (Instr. 4)                                                                         (I) (Instr. 5)
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
Common Stock, $.01 par value                        210,000                           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.               (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

               POTENTIAL PERSON WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                        REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.




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

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Date Exer-       3. Title and Amount          4. Conver-    5. Owner-    6. Nature of
    Security (Instr. 4)               cisable and         of Securities Underlying     sion or       ship         Indirect
                                      Expiration          Derivative Security          Exercise      Form of      Beneficial
                                      Date                (Instr. 4)                   Price of      Deriv-       Ownership
                                      (Month/Day/                                      Derivative    ative        (Instr. 5)
                                      Year)                                            Security      Security:
                                                                                                     Direct
                                                                                                     (D) or
                                                                                                     Indirect
                                                                                                     (I)
                                                                                                    (Instr. 5)
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                                   Date     Expira-                           Amount or
                                   Exer-    tion               Title          Number of
                                   cisable  Date                              Shares
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
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                              CRAIG L. STORMER, DECLARATION OF TRUST
                              DATED 7/25/95

                              By: /s/ Craig L. Stormer             09/09/99
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                              Craig L. Stormer, Trustee
                                                                          Page 2